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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

  CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
             REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                                  Commission File Number  0-9747
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                       EXCALIBUR TECHNOLOGIES CORPORATION
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             (Exact name of registrant as specified in its charter)

                 1921 Gallows Road, Suite 200, Vienna, VA 22182
                                 (703)761-3700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule 12g-4(a)(1)(i)   [x]     Rule 12h-3(b)(1)(i)  [x]
                    Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(1)(ii) [ ]
                    Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(i)  [ ]
                    Rule 12g-4(a)(2)(ii)  [ ]     Rule 12h-3(b)(2)(ii) [ ]
                                                  Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: [1]
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Excalibur Technologies Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date: December 22, 2000       By: /s/ Patrick C. Condo
                                      ---------------------------------
                                      Name:  Patrick C. Condo
                                      Title: President and Chief Executive
                                             Officer